Exhibit 3.4

Execution Version

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

MGP II, LLC

This Amended and Restated Operating Agreement (this “Agreement”) of MGP II, LLC, a Delaware limited liability company (the “Company”) is entered into and executed by Alliance Holdings GP, L.P., a Delaware limited partnership (“AHGP”) and ARM GP Holdings, Inc., a Delaware corporation (“ARMH” and together with AHGP, each a “Member” and collectively, the “Members”), as of July 28, 2017.

RECITALS

WHEREAS, AHGP formed the Company on July 28, 2017, a Certificate of Formation was filed with the Secretary of State of the State of Delaware on such date, and AHGP, as the sole member of the Company, entered into an initial Operating Agreement dated as of such date (the “Initial Operating Agreement”);

WHEREAS, pursuant to a Contribution Agreement dated as of the date hereof (the “Contribution Agreement”), ARMH contributed a 0.001% membership interest in Alliance Resource Management GP, LLC, a Delaware limited liability company (“ARLP Managing GP”), to the Company in exchange for a 0.001% membership interest in the Company and AHGP contributed a 99.999% membership interest in ARLP Managing GP to the Company in exchange for a continuation of a 99.999% membership interest in the Company; and

WHEREAS, the Members desire to amend and restate the Initial Operating Agreement to reflect the admission of ARMH as a Member of the Company and the other terms and provisions set forth herein.

1.                                      FORMATION.

MGP II, LLC (the “Company”) has been previously formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).

2.                                      NAME.

The name of the Company is, and the business of the Company shall be conducted under the name of, “MGP II, LLC” The name of the Company may be changed from time to time by amendment of this Agreement and the Certificate. The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

3.                                      TERM.

The Company commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated by the affirmative action of the Members.

4.                                      OFFICE.

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Members may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Members may designate in the manner provided by law.

5.                                      PURPOSE.

The purpose and business of the Company shall be to engage in any lawful activity for which limited liability companies may be organized under the Act.

6.                                      MEMBERS.

The names and business or mailing addresses of the Members are as follows:

Alliance Holdings GP, L.P.

1717 South Boulder Avenue, Suite 400

Tulsa OK 74119

Attention: R. Eberley Davis

ARM GP Holdings, Inc.

1717 South Boulder Avenue, Suite 400

Tulsa OK 74119

Attention: R. Eberley Davis

7.                                      MANAGEMENT.

(a)                                 Member-Managed Company.  Except to the extent otherwise provided in this Agreement, the management, control and direction of the Company and its operations, business and affairs shall be vested in the Managing Member, which shall have the right, power and authority to carry out any and all of the purposes of the Company and to perform or refrain from performing any and all acts that the Managing Member may deem necessary, desirable, appropriate or incidental thereto, in its discretion.  The Members hereby designate AHGP as the initial Managing Member.  The Managing Member may appoint such officers as the Managing Member may determine (each, an “Officer”).  Such Officers shall have such responsibilities and authorities as may be delegated to them by the Managing Member, subject to the direction of the Managing Member.

(b)                                 Reimbursement.  The Managing Member shall be entitled to prompt reimbursement of all reasonable and documented out-of-pocket expenses incurred in the course of the performance of its duties.  The Managing Member shall not be entitled to any compensation for its services as Managing Member.

(c)                                  Replacement and Removal of the Managing Member.  Removal of the Managing Member, with or without cause, and the appointment of a replacement Managing

Member shall each require the approval of holders of a majority of the issued and outstanding membership interests of the Company.

8.                                      CAPITAL CONTRIBUTION.

(a)                                 Organizational Contributions. Pursuant to the terms of the Contribution Agreement, ARMH contributed a 0.001% membership interest in ARLP Managing GP to the Company in exchange for a 0.001% membership interest in the Company and AHGP contributed a 99.999% membership interest in ARLP Managing GP to the Company in exchange for a continuation of a 99.999% membership interest in the Company.

(b)                                 Additional Capital Contributions. Any Member may, but shall not be obligated to, make additional contributions to the capital of the Company (each, together with the contributions set forth in Section 8(a), a “Capital Contribution”).

(c)                                  Interest and Withdrawal. No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Members agree within the meaning of Section 17-502(b) of the Delaware Act.

(d)                                 Capital Accounts.

(i)                                     The Company shall maintain for each Member (or a beneficial owner of membership interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code) owning a Company interest a separate Capital Account with respect to such Company interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (A) the amount of all Capital Contributions made to the Company with respect to such Company interest pursuant to this Agreement and (B) all items of Company income and gain (including, without limitation, income and gain exempt from tax) and allocated with respect to such Company interest and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Company interest pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 8(d)(ii) and allocated with respect to such Company interest.

(ii)                                  For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to this Agreement and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(A)                               Solely for purposes of this Section 8(d), the Company shall be treated as owning directly its proportionate share of all property owned by any Subsidiary of the Company that is classified as a partnership for federal income tax purposes.

(B)                               All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Company interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members.

(C)                               Except as otherwise provided in Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(D)                               Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(E)                                In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 8(d)(iv) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (1) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (2) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Members may adopt.

(F)                                 If the Company’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Members. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Members to whom such deemed deduction was allocated.

(iii)                               A transferee of a Company interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Company interest so transferred.

(iv)                              (A) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Company interests for cash, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Company interests shall be determined by the Members using such reasonable method of valuation as they may adopt; provided, however, that the Members, in arriving at such valuation, must take fully into account the fair market value of the Company interests of all Members at such time. The Members shall allocate such aggregate value among the assets of the Company (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

(B)                               In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Company interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (1) in the case of an actual distribution or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Company pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 8(d)(iv)(A) or (2) in the case of a liquidating distribution, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

(e)                                  Loans from Member.

Loans by a Member to the Company shall not constitute Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by it to the capital of the Company, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such excess advances shall be a debt obligation of the Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made.

(f)                                   Limited Preemptive Rights. Except as provided herein, no Person shall have preemptive, preferential or other similar rights with respect to (i) additional Capital Contributions; (ii) issuance or sale of any class or series of Company interests, whether unissued, held in the treasury or hereafter created; (iii) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Company interests; (iv) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Company interests; or (v) issuance or sale of any other securities that may be issued or sold by the Company.

(g)                                  Fully Paid and Non-Assessable Nature of Company Interests. All Company interests issued to Members pursuant to, and in accordance with the requirements of, this Section 8 shall be fully paid (to the extent required by this Agreement) and non-assessable Company interests (except as such non-assessability may be affected by Section 17-607 of the Delaware Act).

9.                                      ALLOCATION OF PROFITS AND LOSSES.

The Company’s profits and losses shall be allocated (i) 99.999% to AHGP and (ii) 0.001% to ARMH.

10.                               DISTRIBUTIONS.

Distributions shall be made at the times and in the aggregate amounts as determined by the Members and shall be allocated (i) 99.999% to AHGP and (ii) 0.001% to ARMH.

11.                               GOVERNING LAW.

This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, without regard to principles of conflicts of laws, with all rights and remedies being governed by said laws.

12.                               INDEMNIFICATION.

(a)                                 Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a Member (including in its capacity as the Managing Member) or an officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Member (including in its capacity as the Managing Member) or an officer, employee or agent or in any other capacity while serving as such an officer, employee or agent, shall be indemnified and held harmless by the Company to the full extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a Member (including in its capacity as the Managing Member) or an officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that except as provided in Section 12(b) with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Managing Member. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); further provided, however, that, if the Act requires, an advancement of expenses incurred by an Indemnitee in its capacity as a Member (including in its capacity as the Managing Member) or an officer or employee (and not in any other capacity in which service was or is rendered by such Indemnitee while a Member (including in its capacity as the Managing Member) or an officer or employee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 12, or otherwise.

(b)                                 If a claim under Section 12(a) is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the Indemnitee shall be entitled to be paid also the expense of prosecuting such suit. The Indemnitee shall be presumed to be entitled to indemnification under this Section 12 upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking, if any is required, has been tendered to the Company), and thereafter the Company shall have the burden of proof to overcome the presumption that the Indemnitee is not so entitled. Neither the failure of the Company (including its independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its independent legal counsel) that the Indemnitee is not entitled to indemnification, shall be a defense to the suit or create a presumption that the Indemnitee is not so entitled.

(c)                                  The indemnification provided pursuant to this Section 12 shall not be deemed to be exclusive of any other rights to which any Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of such Indemnitee.

(d)                                 The Company may maintain insurance, at its expense, to protect itself and the Members (including in their capacity as the Managing Member) and any officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act. The Company may enter into contracts with any Indemnitee in furtherance of the provisions of this Section and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section 12.

(e)                                  Any person who is or was serving as a director of a wholly owned subsidiary of the Company shall be deemed, for purposes of this Section 12 only, to be an officer or employee of the Company entitled to indemnification under this Section 12.

(f)                                   The Company may, by action of the Managing Member from time to time, grant rights to indemnification and advancement of expenses to agents of the Company with the same scope and effect as the provisions of this Section with respect to the indemnification and advancement of expenses of officers and employees of the Company.

(g)                                  No Indemnitee shall be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company, except as provided for in the Act.

(h)                                 Any indemnification pursuant to this Section 12 shall be payable only from the assets of the Company.

13.                               AMENDMENT.

This Agreement or the Certificate may only be amended, modified, supplemented or restated, and any provisions of this Agreement or the Certificate may only be waived, by the Managing Member (and without the approval of any other Person).

14.                               LIQUIDATION.

Upon liquidation of the Company, and after satisfaction of Company liabilities (or establishment of reasonable reserves therefore as determined by the Board of Directors), the Board of Directors shall distribute to the Members the respective balances of their Capital Accounts in proportion to and to the extent of their positive balances.

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IN WITNESS WHEREOF, AHGP and ARMH have executed this Agreement on the date first written above.

ALLIANCE HOLDINGS GP, L.P.

By:	ALLIANCE GP, LLC,
its general partner

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

ARM GP HOLDINGS, INC.

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

Signature Page to A&R Operating Agreement of MGP II